Exhibit 4.5

STARLIMS TECHNOLOGIES LTD.
2007 RESTRICTED STOCK UNIT PLAN

STARLIMS Technologies Ltd., an Israeli corporation (the “Company”), has adopted the STARLIMS Technologies Ltd. 2007 Restricted Stock Unit Plan (the “Plan”) for the benefit of non-employee directors of the Company, officers and eligible employees and consultants of the Company and any Subsidiaries and Affiliates (as each term is defined below), as follows:

ARTICLE I.
ESTABLISHMENT; PURPOSES; AND DURATION

1.1.           Establishment of the Plan. The Company hereby establishes this incentive compensation plan to be known as the “STARLIMS Technologies Ltd. 2007 Restricted Stock Unit Plan,” as set forth in this document. The Plan permits the grant of Restricted Stock Units. The Plan was adopted by the Board of Directors (as defined below) on August 20, 2007, subject to any time limitation placed on the effectiveness of the Plan by any regulatory agency or other governmental body. The Plan shall become effective as of the date all such limitations are removed (the “Effective Date”). The Plan shall remain in effect as provided in Section 1.3.

1.2.           Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, its Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the shareholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Restricted Stock Units.

1.3.           Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the plan at any time pursuant to Article X, until all Shares subject to it shall have been delivered, and any restrictions on such shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.           “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee.

2.2.           “Assumed” means that pursuant to a transaction resulting in a Change of Control, either (a) the Award is expressly affirmed by the Company or (b) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change of Control, in connection with such Change of Control, with appropriate adjustments to the number and kind of securities of such surviving or successor corporation or entity, or such other applicable parent, subsidiary, corporation or entity, subject to the Award, which preserves the compensation element of the Award existing at the time of such Change of Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.3.           “Award” means a grant under the Plan of Restricted Stock Units.

2.4.           “Award Agreement” means either:

(a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or

(b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.

                 The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5.           “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

2.6.           “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7.           “Change of Control” means the occurrence of any of the following:

                  (a)           an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company) by any Person of any Voting Securities of the Company, immediately after which such Person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.7(a), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

                  (b)           the consummation of any merger, consolidation, recapitalization or reorganization involving the Company unless:

                (i)           the shareholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Company Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, consolidation, recapitalization or reorganization; and

                (ii)           the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least a majority of the members of the board of directors of the Company Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Company Surviving Corporation, and

                (iii)           no Person, other than (A) the Company, (B) any Related Entity, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, recapitalization or reorganization, was maintained by the Company, the Company Surviving Corporation, or any Related Entity or (D) any Person who, together with its Affiliates, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities of the Company, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company Surviving Corporation’s then outstanding Voting Securities (a transaction described in clauses (b)(i) through this clause (b)(iii) is referred to herein as a “Non-Control Transaction”); or

                  (c)           any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company to any Person (other than (A) a transfer or distribution to a Related Entity, or (B) a transfer or distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

                 Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities of the Company by the Company which, by reducing the number of Voting Securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company which in either case increases the percentage of the then outstanding Voting Securities of the Company Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to occur.

                 Solely for purposes of this Section 2.7, (1) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and (2) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Relative (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose. None of the Company or any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Shares.

2.8.           “Committee” means the committee of the Board of Directors, or a subcommittee thereof, designated by the Board to administer the Plan.

2.9.           “Consultant” means an independent contractor who performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.10.         “Director” means any individual who is a member of the Board of Directors of the Company.

2.11.         “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.12.         “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. As further provided in Section 13.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.12 shall be considered an Employee for purposes of the Plan.

2.13.         “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.14.         “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.15.         “Non-Control Acquisition” means an acquisition (whether by merger, stock purchase, asset purchase or otherwise) by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which fifty percent (50%) or more of its total value or total voting power of its Voting Securities or equity interests is owned, directly or indirectly, by the Company (a “Related Entity”); (b) the Company or any Related Entity; (c) any Person in connection with a Non-Control Transaction; or (d) any Person that owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the outstanding Voting Securities of the Company on the Effective Date.

2.16.         “Non-Employee Director” means a Director who is not an Employee.

2.17.         “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.18.         “Period of Restriction” means the period during which Restricted Stock Units are subject to a substantial risk of forfeiture.

2.19.         “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.20.         “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant pursuant to Article VI.

2.21.         “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.22.         “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.23.         “Share” means an Ordinary Share, par value one (1) New Israeli Shekel (NIS 1.0) per share, of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.2).

2.24.         “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as determined by the Committee.

2.25.         “Substitute Awards” means Awards granted by the Company in assumption of, or in substitution or exchange for other awards previously granted, or the right or obligation to grant other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate.

2.26.         “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without cause (as “cause” may be defined in such Participant’s Award Agreement), including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

2.27.         “Voting Securities” shall mean, with respect to any Person that is a corporation, all outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

ARTICLE III.
ADMINISTRATION

3.1.           General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.

3.2.           Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.3.           Authority of the Committee. The Committee shall have full discretionary authority to grant or, when so restricted by applicable law, recommend the Board to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Articles of Association of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a) select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c) determine the sizes and types of Awards;

(d) grant Substitute Awards on such terms and conditions as the Committee may prescribe;

(e)           make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of cause, good reason, disability, retirement or in connection with a Change of Control and whether a leave constitutes a Termination;

(f) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(g) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(h) establish and administer any conditions to which Awards are subject and determine the extent to which such conditions are attained or are not attained;

(i)           construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(j) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(k) make all valuation determinations relating to Awards and the payment or settlement thereof;

(l) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(m) subject to the provisions of Article X, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(n)           at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes;

(o) offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Participant at the time such offer is made;

(p) determine whether, and to what extent and under what circumstances Awards may be canceled or suspended; and

(q)           exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4.           Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award, provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee, provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5.           Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6.           Attorneys and Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7.           Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.
SHARES SUBJECT TO THE PLAN

4.1.           Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued Shares or previously issued Shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.2, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be 240,000 Shares.

                 If any Shares are subject to any Award which is forfeited, or if any Award otherwise terminates without the issuance of such Shares, the Shares subject to such Award shall, to the extent of any such termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan.

4.2.           Adjustments in Authorized Shares. In the event of any reclassification, recapitalization, merger or consolidation (other than if resulting in a Change of Control), reorganization, stock dividend or other distribution in securities of the Company, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, that proportionally apply to all shares of the Company, the Committee, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, of securities subject to outstanding Awards; and other value determinations applicable to outstanding Awards, as determined by the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number. All determinations of the Committee as to adjustments or changes, if any, under this Section 4.2 shall be conclusive and binding on the Participants.

4.3.           No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1.           Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan.

5.2.           Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the amount of each Award.

ARTICLE VI.
RESTRICTED STOCK UNITS

6.1.           Awards of Grants. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Awards in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VI and the Award Agreement, upon grant of Restricted Stock Units to Participants, no Shares shall actually be awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

6.2.           Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

6.3.           Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, in its discretion, and as stated in the Award Agreement.

6.4.           Payment of Restricted Stock Units. Subject to Section 13.7, after the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and provided all conditions and restrictions applicable to Restricted Stock Units, if any, have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations) pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares.

6.5.           Termination of Employment or Service. Except as otherwise provided in this Section 6.5, during the Period of Restriction, any Award held by a Participant shall be forfeited and revert to the Company upon the Participant’s Termination or the failure to meet or satisfy any conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain the Award following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE VII.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

7.1.           Non-Transferability of Awards. Except as otherwise provided in this Article VII or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant (or his or her beneficiary). Any purported assignment, transfer or encumbrance of an Award contrary to this Article VII shall be void and unenforceable against the Company.

7.2.           Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries to whom any Shares under the Plan are to be delivered in case of the Participant’s death before he or she fully receives any or all of such Shares. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, Shares due but remaining unissued to such Participant at the Participant’s death, shall be paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE VIII.
RIGHTS OF PARTICIPANTS

8.1.           Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a)           Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)           Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without cause;

(c)           Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

(d)           Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(e) Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

8.2.           Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

8.3.           No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares received under the Plan.

ARTICLE IX.
CHANGE OF CONTROL

9.1.           Treatment of Outstanding Awards. In the event of a Change of Control, unless an Award has been Assumed, or unless otherwise specifically prohibited by any applicable laws, rules or regulations as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control, notwithstanding any provision in any Award Agreement to the contrary, the Period of Restriction and any conditions or restrictions applicable to Awards which are then outstanding shall, in whole or in part, be deemed satisfied and all Awards shall become fully vested and nonforfeitable, unless the Committee, in its discretion, and on such terms and conditions as it deems appropriate, shall provide otherwise, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control.

9.2.           No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or 9.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article IX need not be uniform as to all outstanding Awards, nor treat all Participants identically.

ARTICLE X.
AMENDMENT, MODIFICATION, AND TERMINATION

                 The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the shareholders of the Company (but only where such approval is necessary to satisfy any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a) except as is provided in Section 4.2, increase the maximum number of Shares which may be awarded under the Plan; or

(b) otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

                 In addition, no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant; provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Award Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (1) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), or (2) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.

ARTICLE XI.
TAX WITHHOLDING

11.1.         Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold and retain Shares otherwise deliverable under any Award in respect of taxes due on account of such Award, and take any other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes; provided, however, that the amount of any Shares so retained shall not exceed the number of Shares having a market value not less than the amount necessary to satisfy all required income and payroll tax withholding obligations using applicable rates, as determined by the Committee. Without limitation of the foregoing, the Committee may, in its discretion, make other arrangements with a Participant for the satisfaction by the Participant of tax withholding obligations that arise by reason of any Award other than by the retention of Shares. The Company shall not be required to make any distribution under or relating to the Plan or any Award until tax withholding obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

11.2.         Restrictions. The satisfaction of tax obligations pursuant to this Article XI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

ARTICLE XII.
LIMITS OF LIABILITY; INDEMNIFICATION

12.1.         Limits of Liability.

(a)           Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)           None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c)           Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d)           The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) tax consequence to any Participant or other person due to the receipt or settlement of any Award.

12.2.         Indemnification. Subject to the requirements of applicable law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XIII.
MISCELLANEOUS

13.1.         Drafting Context. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

13.2.         Forfeiture Events.

(a)           Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Award Agreement) that a Participant’s (including his or her beneficiary’s) rights, payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of the Participant’s Termination for cause (as “cause” is defined in an Award Agreement) or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the delivery of Shares or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b)           If the Company is required to prepare an accounting restatement (1) due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant knowingly or with gross negligence engaged in such misconduct, or knowingly or with gross negligence failed to prevent such misconduct, or if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement, and (2) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Company the amount of any such reduction previously paid in settlement of such Award.

13.3.         Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.4.         Transfer, Leave of Absence. The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa, (e) any increase or decrease in the scope of engagement of a Participant; and (f) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary.

13.5.         No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

13.6.         Section 16 of Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an “insider” shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. For these purposes, an “insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

13.7.         Requirements of Law; Limitations on Awards.

(a)           The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)           If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c)           If at any time counsel to the Company shall be of the opinion that any delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to payment of any Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d)           Upon termination of any period of suspension under this Section 13.7, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e)           The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f)           An Award and any Shares received upon the payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

13.8.         Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

13.9.         Governing Law. The Plan and, except as provided below or in an applicable subplan, each Award Agreement to a Participant shall be governed by the laws of the State of Israel, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the courts in Tel Aviv, Israel, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

                 Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Non-Employee Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)           Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate, or otherwise to comply with applicable laws or conform to applicable requirements or practices of the applicable jurisdictions;

(b)           Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 13.9 by the Committee shall be attached to the Plan as appendices; and

(c)           Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

                 Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

13.10.       Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares upon payment of any Award.

13.11.       Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Awards granted hereunder.

13.12.       Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

13.13.       No Fractional Shares. No fractional Shares shall be issued upon the payment of an Award and any such fractions shall be rounded to the nearest whole number.

STARLIMS TECHNOLOGIES LTD.
APPENDIX A: ISRAEL
TO THE 2007 RESTRICTED STOCK UNIT PLAN

1. GENERAL

1.1.           This appendix (the “Appendix”) shall apply only to Israeli Participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the STARLIMS Technologies Ltd. 2007 Restricted Stock Unit Plan (hereinafter: the “Plan”), which applies to the issuance of Awards to employees, directors, consultants and service provides of STARLIMS Technologies Ltd. or its Affiliates (the “Company”).

1.2.           This Appendix is to be read as a continuation of the Plan and only modifies Awards granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.3.           The Plan and this Appendix are complementary to each other and shall be deemed as one. Subject to Section 1.2 above, in any case of contradiction, whether explicit or implied, between any definitions and/or provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail.

1.4.           Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2. DEFINITIONS

2.1.           “Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.           “Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Participant.

2.3.           “Capital Gain Award (CGA)” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4.           “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5.           “Employee” means an Israeli Participant who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.6.           “Israeli Participant” means a person who receives or holds an Award under the Plan and this Appendix.

2.7.           “ITA” means the Israeli Tax Authorities.

2.8.           “Ordinary Income Award (OIA)” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9.           “102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.10.         “3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.11.         “Israeli Award Agreement” notwithstanding Section 2.4 of the Plan, for the purpose of this Appendix, Israeli Award Agreement shall mean a written agreement entered into and signed by the Company and an Israeli Participant that sets out the terms and conditions of an Award.

2.12.         “Non-Employee” means an Israeli Participant who is a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.13.         “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.14.         “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15.         “Trustee” means any person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16.         “Unapproved 102 Award” means an Award granted to an Employee pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3. ISSUANCE OF AWARDS

3.1.           Notwithstanding Article V of the Plan and in addition thereto, any Israeli Participants eligible for participation in the Plan and this Appendix as Israeli Participants shall include any Employees and/or Non-Employees of the Company or of any of the Company’s Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards.

3.2.           The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.           The grant of Approved 102 Awards shall be made under this Appendix, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4.           Approved 102 Awards may either be classified as Capital Gain Awards (“CGAs”) or Ordinary Income Awards (“OIAs”).

3.5.           No Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”) is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Israeli Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.           All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below. No 102 Award will be granted by the Company to an Israeli Participant unless such Israeli Participant previously executes an Israeli Award Agreement which will include, inter alia, the following provisions: (a) a consent of the Israeli Participant to receive the 102 Award, in accordance with the provisions of the Plan, this Appendix and the Israeli Award Agreement, including the undertaking thereof to bear all tax consequences and other mandatory payments arising therefrom; (b) an acknowledgement of the Israeli Participant that he/she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Award granted hereunder and the tax implications applicable to such grant; (c) an acceptance by the Israeli Participant of the provisions of the trust agreement signed between the Company and the Trustee and his/her agreement to be bound by its terms; (d) an undertaking by the Israeli Participant to act in accordance with the provisions of Section 102 and the regulations and rules promulgated thereunder, including an undertaking not to sell or otherwise transfer the Award, or the Shares allocated or issued upon exercise or vesting of such Award, until the End of the Holding Period as defined in Section 102(a) of the Ordinance.

3.7.           For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4. TRUSTEE

4.1.           Approved 102 Awards which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise or vesting of such Approved 102 Awards and/or shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Employee for such period of time as required by Section 102 (the “Holding Period”). In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards shall be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.           Notwithstanding anything to the contrary, the Trustee shall not release any Restricted Stock Units granted under the Plan and this Appendix or any Shares allocated or issued upon exercise or vesting of Approved 102 Awards prior to the full payment of the Employee’s tax liabilities, if any, arising from Approved 102 Awards which were granted to him/her and/or any Shares allocated or issued upon exercise or vesting of such Awards.

4.3.           With respect to any Approved 102 Award, subject to the provisions of Section 102, an Israeli Participant shall not sell or release from trust any Share received upon the exercise or vesting of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne solely by such Israeli Participant.

4.4.           Upon receipt of any Approved 102 Award, the Employee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or Share granted to him thereunder.

5. THE AWARDS

                 Notwithstanding anything to the contrary in the Plan and in addition thereto, the terms and conditions upon which the Awards shall be issued and exercised or vest, as applicable, shall be as specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Israeli Award Agreement shall state, inter alia, the number of Restricted Stock Units to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), and any applicable vesting provisions and exercise price that may be payable.

6. FAIR MARKET VALUE

                 Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Shares on the Tel-Aviv Stock Exchange on the thirty (30) trading days preceding the date of grant.

7. ASSIGNABILITY AND SALE OF AWARDS

7.1.           Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Israeli Participant each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2.           As long as Awards issued hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8. INTEGRATION OF SECTION 102

8.1.           With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any pre-rulings obtained by the ITA, and the said provisions and pre-rulings shall be deemed an integral part of the Plan and of the Appendix and of the Israeli Award Agreement.

8.2.           Any provision of Section 102 and/or pre-rulings which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Israeli Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

9. TAX CONSEQUENCES

9.1.           Notwithstanding anything to the contrary in Article XI of the Plan and solely for the purpose of Awards granted under this Appendix, any tax consequences arising from the grant, exercise or vesting of any Award or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Israeli Participant) hereunder shall be borne solely by the Israeli Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

9.2.           The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Participant until all required payments have been fully made.

9.3.           With respect to Unapproved 102 Award, if the Israeli Participant ceases to be employed by the Company or any Affiliate, the Israeli Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

10. TERM OF PLAN AND APPENDIX

                 Notwithstanding anything to the contrary in Article X of the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Appendix or for any amendment to this Appendix as are necessary to comply with (i) any applicable law, including without limitation U.S. securities laws and the securities laws of any other jurisdiction applicable to Awards granted to Israeli Participant under this Appendix, (ii) any national securities exchange on which the Shares are traded, and (iii) any applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission.

11. GOVERNING LAW & JURISDICTION

                 This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts in Tel Aviv shall have sole jurisdiction in any matters pertaining to this Appendix.

STARLIMS TECHNOLOGIES LTD.
APPENDIX B: UNITED STATES
TO THE 2007 RESTRICTED STOCK UNIT PLAN

1. SPECIAL PROVISIONS FOR U.S. TAXPAYERS

1.1.           This Appendix (the “Appendix”) to the STARLIMS Technologies Ltd. 2007 Restricted Stock Unit Plan (the “Plan”) shall be effective on the Effective Date.

1.2.           The provisions specified hereunder apply only to persons who are subject to U.S. federal income tax (any such person, a “U.S. Taxpayer”).

1.3.           This Appendix is to be read as a continuation of the Plan and only applies with respect to Awards granted under the Plan to U.S. Taxpayers. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan to U.S. Taxpayers from time to time, in compliance with applicable tax, securities and other applicable laws currently in force. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Israeli Participants.

1.4.           The Plan and this Appendix are complementary to each other and shall be deemed as one. Subject to section 1.3 above, in any case of contradiction, whether explicit or implied, between any definitions and/or provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail.

2. DEFINITIONS

                 Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix, provided, however, that to the extent that such definitions are provided for in the Plan and this Appendix, the definitions in this Appendix shall apply to Awards granted to U.S. Taxpayers:

2.1.           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.2.           “Disability” means either (a) the Participant is, as determined by the Committee in its sole discretion, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is determined to be totally disabled by the U.S. Social Security Administration.

2.3.           “Qualified Change of Control” means a change of control of the Company that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.4.           “Separation from Service” means, (a) in the case of a Participant who is an employee of the Company, the Participant’s separation from service with the Company on account of the Participant’s death, retirement or termination of employment, and (b) in the case of a Participant who is not an employee of the Company, the expiration of the contract under which the Participant’s services to the company are performed if the expiration constitutes a good-faith and complete termination of the contractual relationship. For these purposes, the Committee shall determine whether the Participant has experienced a Separation from Service in a manner consistent with Code Section 409A and the final regulations thereunder.

3. DEFERRED COMPENSATION

3.1.           If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A(a)(1)(A)(i)(I) (the “Section 409A Requirements”), then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the Section 409A Requirements. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, this Appendix shall not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

3.2.           Unless the Committee provides otherwise in an Award Agreement, Shares in respect of each Award shall be distributed in full satisfaction of the Award to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A (the “Normal Payment Period”). If an Award Agreement provides pursuant to Section 6.5 of the Plan that an Award shall be distributable after the Normal Payment Period, the Award Agreement shall include terms that are intended to satisfy the Section 409A Requirements and the Award shall be distributable only upon the earliest to occur of the events described in Section 3.4 of this Appendix B.

3.3.           If a Change of Control that is not a Qualified Change of Control occurs, and pursuant to the Plan or Award Agreement or otherwise, a distribution in respect of an Award would otherwise be made or commence on account of such Change of Control after the Normal Payment Period, (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (ii) notwithstanding any provision of the Plan or Award Agreement to the contrary, such distribution shall not be made or commence prior to the earliest date on which an event in Section 3.4 of this Appendix B occurs, and (iii) in the event any such distribution is deferred in accordance with the immediately preceding clause (ii) beyond the date it would otherwise be made without regard to this Appendix B, such distribution shall be distributed on such earliest payment date, together, if determined by the Committee, with interest at the rate established by the Committee.

3.4.           If under the terms of the Plan or any Award Agreement, Shares in respect of an Award shall be distributed after the Normal Payment Period, such distribution shall be made upon the earliest to occur of the following events:

(a) a date specified in the Award Agreement;

(b) the Participant’s Disability;

(c)         the Participant’s Separation from Service; provided, however, that if the Participant is a “specified employee,” as defined in U.S. Treasury regulations §1.409A-1(i), as of the date of such Separation from Service, the applicable payment or distribution shall not be made before the date that is six months after the date of such Separation from Service (or, if earlier than the end of such six-month period, the date of the death of such Participant); or

(d) a Qualified Change of Control.

3.5.           Neither the Board nor the Committee shall take any action that would cause an Award that is otherwise exempt from taxation under Code Section 409A to become subject to taxation under Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the Section 409A Requirements.

3.6.           Although the Company intends to administer the Plan so that Awards will be exempt from taxation under Code Section 409A, or will comply with the Section 409A Requirements, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

4. GOVERNING LAW AND JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the courts in Tel Aviv, Israel, to resolve any and all issues that may arise out of or relate to this Appendix or any related Award Agreement.